Exhibit 99.1

Vision-Sciences Appoints Cheryl Pegus, MD, MPH to Board of Directors

Orangeburg, NY – March 12, 2013 – Vision-Sciences, Inc. (NASDAQ: VSCI), a leading provider of unique flexible endoscopic products utilizing its proprietary sterile disposable EndoSheath® technology, today announced that Dr. Cheryl Pegus, a renowned cardiologist and physician executive, has been appointed to the company’s board of directors, effectively immediately.

Dr. Pegus has more than 24 years of clinical practice and medical management experience. She currently is a Director of Glytec, LLC, a glycemic clinical software organization in the forefront of in-patient diabetes management. She is also a Strategic Advisor to HealthFleet, Inc., an online interactive prevention company. Previously, she was Chief Medical Officer for Walgreens, responsible for Clinical Affairs, Clinical Quality, Outcomes and Analytics, Employee Health and Wellness, and Clinical Sales. From 2007-2010, she served as the General Manager and founding Chief Medical Officer for SymCare Personalized Health Solutions, a start-up company of Johnson & Johnson. She also held positions of increasing responsibility at Aetna, including the Head of Clinical Products for the Medical Products Business Unit, Inc. and early in her career, served as Medical Director for the Cardiovascular Risk Factors Group at Pfizer.

"We are pleased to welcome Dr. Pegus to the board,” said Lewis C. Pell, Chairman of the Vision-Sciences, Inc. board. “Her significant accomplishments and demonstrated track record of launching healthcare products will provide invaluable insight as we seek to execute our strategy of growth and expansion for our innovative EndoSheath technology.”

“Dr. Pegus’s impressive medical management skills have deservedly earned her recognition as an outstanding, results-driven leader,” added Cynthia Ansari, President and Chief Executive Officer. “Her practical experience developing successful relationships to expand market share complements our strategy to drive awareness of our EndoSheath platform.”

Commenting on her appointment, Dr. Pegus said, “I am delighted to join the Vision-Sciences board and look forward to working with this experienced team. The ease of use, safety and quality of the EndoSheath technology allows clinicians to provide a cost-effective, accessible solution to multiple populations. I hope to utilize my expertise and work with management to advance the evidence base for this relevant technology.”

Dr. Pegus is a board-certified physician with subspecialty training in cardiology. She received a Masters in Public Health from Columbia University School of Public Health, and an M.D. from Cornell University Medical College. She is a Visiting Associate Professor, Department of Medicine, SUNY Downstate Medical Center in Brooklyn, New York, and among other boards and affiliations, she is the 2013 President-Elect of the American Heart Association (AHA), Founder’s Affiliate and a member of the Dean’s Circle of Weill Cornell Medical College.

About Vision-Sciences, Inc.

Vision-Sciences, Inc. designs, develops, manufactures and markets products for flexible endoscopy. The company’s unique product lines feature a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety.  Currently, Vision-Sciences offers solutions for five main healthcare areas: urology, pulmonology (critical care), gastroenterology (GI), ENT (ear, nose and throat) and spine.  Information about Vision-Sciences’ products is available at www.visionsciences.com.

Vision Sciences®, Slide-On®, EndoSheath®, EndoWipe® and The Vision System® are registered trademarks of Vision-Sciences, Inc.

Contacts:
Keith Darragh	Lisa Wilson
VP, Finance and Principal Financial and Accounting Officer	President
Vision-Sciences, Inc.	In-Site Communications, Inc.
(845) 365-0600	(212) 452-2793
invest@visionsciences.com	lwilson@insitecony.com